SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.


        Date of Report (Date of Earliest Event Reported): April 20, 2004


                          WYOMING OIL & MINERALS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


Wyoming                                 0-7919                   83-0217330
-------                                 ------                ---------------
(State of other jurisdiction         (Commission             (I.R.S. Employer
 of incorporation)                   File Number)           Identification No.)


                          5525 Erindale Dr., Suite 201
                        Colorado Springs, Colorado 80918
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number including area code: (719) 260-8509
                                                            -------------




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Item 2.           Acquisition or Disposition of Assets

     Effective April 20, 2004, a subsidiary of Wyoming Oil & Minerals, Inc. (the "Company") sold all of its assets to an independent third party for $1,200,000 cash and assumption of debt. As a result of this transaction, and the previous spin-out of New Frontier Energy, Inc., the Company has disposed of all of its operations in the oil and industry. As a result, the Company intends to pursue the acquisition of Truact Americas, Inc. or other businesses within or outside the oil and gas industry.

     Pursuant to an agreement dated April 20, 2004, the Company's subsidiary, Blue Star Acid Services, Inc., sold all of its assets to Consolidated Oil Well Services, Inc., an independent third party. The assets sold to Consolidated include machinery and equipment, inventory, real property and all other assets used in the operations of Blue Star's oil field service business. Consideration for transfer of the assets included (i) $1,200,000 in cash; (ii) the assumption of approximately $125,000 of Blue Star debt; and (iii) certain trade payables. All of the cash consideration was paid at the closing and Blue Star and the Company agreed to indemnify the purchaser against all Blue Star liabilities except those specifically assumed at the closing. Also in connection with the transfer, both Blue Star and the Company agreed not to compete, directly or indirectly, with the purchaser in the States of Kansas or Oklahoma in any type of business in which Blue Star was engaged within the one-year period prior to the date of the agreement.

     The decision to sell the Blue Star assets was made partly in response to the loss of that entity's single largest customer during 2003. Coupled with the purchaser's desire to eliminate a competitor from the market and the favorable sale price, the Company preferred a sale at this time. Proceeds from the sale will be used for repayment of debt and working capital.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

          c.   Exhibits

               10.1 Agreement for Purchase and Sale of Assets by and among
                    Wyoming Oil & Minerals, Inc., Blue Star Acid Services, Inc. and Consolidated Oil Well Services, Inc. dated April 20, 2004.







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                                    SIGNATURE


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                          WYOMING OIL & MINERALS, INC.



Date:  May 3, 2004             By: /s/ Bill M. Conrad
                                   --------------------------
                                   Bill M. Conrad, President